Exhibit 10.35

DOMINION ENERGY, INC.

2025 KEY CONTRIBUTOR RECOGNITION AWARD

THIS Agreement, effective as of [February 1, 2025] between Dominion Energy, Inc., a Virginia corporation (the “Company”) and [Insert Name] (“Participant”) is made pursuant and subject to the provisions of the Dominion Energy, Inc. 2024 Incentive Compensation Plan and any amendments thereto (the “Plan”). All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Key Contributor Recognition Award. Pursuant to the Plan, the Participant has been granted a Key Contributor Recognition Award in the amount of [Insert Amount] (“Award”), payable in cash and subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement. The Award will be paid to the Participant in one lump sum payment, less all required taxes and withholdings, within thirty (30) days after this Agreement is accepted in writing by the Participant, but no later than March 15, 2026.

2.
Repayment of Award. In the event the Participant voluntarily resigns his or her employment for any reason (or no reason) within one (1) year of the date of payment, he or she shall be required to repay the Award in full to the Company, without reduction for taxes or withholding, within ten (10) business days of such resignation. For clarity and the avoidance of doubt, the Participant will not be required to repay the Award in the event his or her employment ends due to death, Disability (as defined in Section 5) or termination by the Company without Cause (as defined in Section 6).

3.
Clawback of Award Payment. Notwithstanding anything to the contrary in Section 2, if the Participant’s employment is terminated by the Company with Cause, the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or his or her duties at the Company, or the Participant breaches his or her confidentiality obligations under Section 10, the Company may, in its discretion, based on the facts and circumstances surrounding the termination or misconduct, recover all or a portion of the Award, without reduction for taxes or withholding.

4.
Recovery of Payout. The Company reserves the right to recover all or a portion of the Award pursuant to Sections 2 or 3 by (i) seeking repayment from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under a Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions. The Company’s right to recover the Award shall be in addition to, and not in lieu of, other actions the Company may take to remedy or discipline the Participant’s misconduct, including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

5.
Disability. For purposes of this Agreement means a condition that qualifies the Participant for benefits under the Company’s long-term disability plan for its employees.

6.
Cause. For purposes of this Agreement means (i) fraud or material misappropriation with respect to the business or assets of the Company; (ii) persistent refusal or willful failure of the Participant to substantially perform his or her duties and responsibilities to the Company, which continues after the Participant receives notice of such refusal or failure; (iii) conviction of a felony or crime involving moral turpitude; or (iv) the use of drugs or alcohol that interferes materially with the Participant’s performance of his or her duties.

7.
Other Benefits. The Award payable under this Agreement is in addition to any other bonuses or raises to which the Participant may be entitled under the Company’s compensation policies and programs. The Participant acknowledges that the Award payable under this Agreement shall not be treated as compensation for purposes of computing his or her benefits under employee benefit retirement and welfare plans or paid time off programs sponsored by the Company.

8.
Entire Agreement. This Agreement constitutes the entire agreement with respect to the Award, which may not be amended except by an instrument in writing signed by the parties.

9.
Section 409A. The parties acknowledge and agree that the Award is intended to be exempt from the requirements of section 409A of the Internal Revenue Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

10.
Confidentiality. The Participant understands and agrees that the existence and terms of this Agreement are to be kept confidential by the Participant, and they are not to be revealed to other employees. In the event of a breach of confidentiality, the Committee may, in its discretion, based on the facts and circumstances surrounding the breach, direct the Company to withhold or recover from the Participant all or a portion of the Award, without reduction for taxes or withholding.

11.
No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to the continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

12.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

13.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan will govern.

Accepted: ______________________ _____________________

[Insert Name] [Insert Date]